Exhibit 10.38
Executive Officer Compensation Summary
Alseres Pharmaceuticals, Inc.’s (the “Company’s”) executive officers consist of: (i) Peter G. Savas, Chairman and Chief Executive Officer; (ii) Mark J. Pykett, President and Chief Operating Officer; and (iii) Kenneth L. Rice, Jr., Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary.
2008 Incentive Compensation and 2009 Annual Base Salary: In January 2009, the compensation committee of the board of directors approved the following 2008 incentive compensation amounts for the executive officers and the following new base salaries for 2009, effective January 1, 2009:

	2008 Incentive	2009 Annual
	Compensation	Base Salary
Mr. Savas	$—	$401,625
Mr. Pykett	$—	$303,450
Mr. Rice	$—	$267,750